Exhibit 4.29

SECOND AMENDMENT

TO

SENIOR SECURED 20% OID PROMISSORY NOTE

(Original Principal Amount: $1,437,500)

Amendment dated as of February 13, 2023 (the “Amendment”) to Senior Secured 20% OID Promissory Note of Mobiquity Technologies, Inc., a New York corporation (the “Company”), to Walleye Opportunities Master Fund Ltd, as Holder, dated December 30, 2022, as amended on February 7, 2023 (the “Original Note”). Capitalized Terms used but not defined herein have the meanings given to them in the Original Note.

The Holder and the Company hereby agree to amend the Original Note as follows:

1.	The term “Note” shall mean the Original Note as amended by this Amendment.

2.	The term “Consent Parties” shall mean the purchasers of securities in the Company’s registered offering on Form S-1 Registration Statement No. 333-269293 who are still holders of Company Common Stock, pre-funded warrants and/or Series 2023 Warrants issued in such registered offering at the time of the Holder makes a Prepayment Demand (as defined herein).

3.	Section 3(b) of the Original Note is hereby amended to read in its entirety as follows:

“Demand Prepayment. At any time after March 31, 2023 and prior to the Maturity Date, the Holder may demand prepayment of the Note by notice given to the Company (the “Prepayment Demand”). The Company shall notify the Consent Parties that the Company has received the Prepayment Demand within one (1) Business Day of the Company’s receipt thereof (the “Prepayment Notice Date”). Provided that the Consent Parties unanimously consent to such prepayment, the Company shall prepay this Note within ten (10) days of the Prepayment Notice Date, in cash in full with no penalties in an amount equal to 100% of the sum of: (A) the Principal Balance of this Note as of the Prepayment Notice Date plus (B) accrued and unpaid interest thereon as of Prepayment Notice Date as provided herein plus (C) all other amounts, costs, and expenses then due in respect of this Note. If the Consent Parties do not give their unanimous consent to payment within three (3) days after receiving notice thereof from the Company, the Note shall not be payable pursuant to the Prepayment Demand, and the Holder shall thereafter be required to again follow the Prepayment Demand process if the Holder desires to have the Note prepaid pursuant to this Section 3(b).”

4.	The term “Trigger Financing” and all provisions related thereto are deleted from the Note.

5.	The Original Note, as amended by this Amendment, continues in full force and effect in accordance with the terms thereof and hereof.

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IN WITNESS WHEREOF, the Company has caused this Second Amendment to Senior Secured 20% OID Promissory Note to be duly executed by a duly authorized officer as of the date first above indicated.

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean L. Julia

Name: Dean L. Julia, Chief Executive Officer

Accepted and Agreed:

Walleye Opportunities Master Fund Ltd

By: /s/ William England

Name: William England

Title: Chief Executive Officer and Manager

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